PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3) Registration No. 333-212109

COGINT, INC.

This Prospectus Supplement relates to 375,000 shares of Cogint, Inc. (the “Company”) common stock, par value $0.0005 (the “Common Stock”), registered for resale in June 2016 by a Registration Statement on Form S-3, Registration No. 333-212109 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”).

As previously disclosed in the Company’s Current Report on Form 8-K filed on October 17, 2017, the Company agreed to amend the exercise price of warrants (the “Warrants”) relating to (i) 250,000 shares of Common Stock held by Intracoastal Capital LLC and (ii) 125,000 shares of Common Stock shares held by Anson Investments Master Fund LP covered by the Registration Statement to $3.00 per share after negotiations with the holders of such Warrants. Pursuant to such agreement, the holders exercised the Warrants, resulting in the Company’s receipt of proceeds in the amount of $1,125,000. These holders also received a warrant to purchase shares of Company Common Stock equal to twenty-five percent (25%) of the shares received upon exercise of the Warrants, with an exercise price of $5.35 per share.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the prospectus forming part of the Registration Statement (the “Prospectus”), including all amendments and supplements thereto.

Investing in our shares involves a high degree of risk. You should carefully consider the factors described under the caption “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Our Common Stock is traded on the NASDAQ Capital Market under the symbol “COGT.” On October 17, 2017, the last reported sales price of our Common Stock on the NASDAQ Capital Market was $4.60 per share.

Where You Can Find More Information

We have filed the Registration Statement with the Securities and Exchange Commission (“SEC”) to register the resale of shares underlying the Warrants. This Prospectus Supplement and the Prospectus do not contain all of the information set forth in the Registration Statement. For further information about us and our securities, you should refer to the Registration Statement. You may read and, for a fee, copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Rooms. Our SEC and other public filings will also be available to the public from commercial document retrieval services, and at the web site maintained by the SEC at http://www.sec.gov.

The date of this prospectus supplement is October 17, 2017.